UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2019

Precision BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38841	20-4206017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 East Pettigrew St., Suite A-100, Durham, North Carolina 27701

(Address of principal executive offices) (Zip Code)

(919) 314-5512

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.000005 per share	DTIL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2019 (the “Closing Date”), Precision BioSciences, Inc. and its wholly owned subsidiary, Elo Life Systems, Inc. (collectively the “Company”), as borrower, entered into a loan and security agreement (the “Agreement”) with Pacific Western Bank (“Bank”), as lender, pursuant to which the Company may request advances on a revolving line of credit of up to an aggregate principal of $50.0 million (the “Revolving Line”).  The maturity date of the Revolving Line is April 15, 2022 (the “Revolving Maturity Date”).  The Company may prepay any advances without penalty or premium at any time.

The Revolving Line bears interest at an annual rate equal to the greater of (i) 1.25% below the Prime Rate then in effect, or (ii) 4.25% at all times when the Company maintains a daily balance of cash in its demand deposit accounts at the Bank of at least $25.0 million, and the greater of (i) 0.25% above the Prime Rate then in effect; or (ii) 5.75% at all times when the Company does not maintain a daily balance of cash in demand deposit accounts at the Bank of at least $25.0 million.

Under the terms of the Agreement, the Company paid a fee of $25,000 upon closing and is required to pay a fee in an amount equal to 0.50% per annum of the unused portion of the Revolving Line each quarter (the “Unused Fee”).  The Unused Fee shall be waived for any quarter in which the Company maintains a daily balance of cash in its demand deposit account at the Bank of at least $25.0 million at all times during such quarter. If the Revolving Line is terminated prior to the Revolving Maturity Date, the Company is required to pay an early termination fee equal to 1.0% of the Revolving Line.

Under the terms of the Agreement, the Company granted the Bank a security interest in substantially all of the Company’s assets, excluding any of the intellectual property now or hereafter owned, acquired or received by the Company (but including any rights to payment from the sale or licensing of any such intellectual property). The Company must maintain an aggregate balance (not including amounts in certain specified accounts) of unrestricted cash and cash equivalents on hand at the Bank (or the Bank’s affiliates) at least equal to any amounts borrowed under the Revolving Line and any other outstanding obligations the Company has to the Bank.

The Agreement includes customary representations, warranties and covenants (affirmative and negative), including restrictive covenants that include restrictions on mergers, acquisitions and dispositions of assets, incurrence of indebtedness and encumbrances on the Company’s assets and restrictions on payments of dividends, in each case, subject to specified exceptions.

The Agreement also includes standard events of default, including in the event of a material adverse change. Upon the occurrence of an event of default, the Bank may declare all outstanding obligations immediately due and payable and take such other actions as are set forth in the Agreement and increase the interest rate otherwise applicable to the amount outstanding under the Revolving Line by an additional 3.00%.

The foregoing description of the Revolving Line does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this current report on Form 8-K regarding the Company’s direct financial obligations under the Agreement is incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated May 15, 2019, among Precision BioSciences, Inc., Elo Life Systems, Inc. and Pacific Western Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION BIOSCIENCES, INC.

Date: May 20, 2019	By:	/s/ Matthew Kane
Matthew Kane
President and Chief Executive Officer